Filed Pursuant to Rule 424(b)(5)

Registration No. 333-258640

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated August 19, 2021

and Prospectus dated August 19, 2021)

Up to $14,389,024 of Shares

Common Stock

This prospectus supplement (“Prospectus Supplement”) amends and supplements the information in our prospectus supplement dated August 19, 2021 (the “ATM Prospectus Supplement”). This Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement and the accompanying prospectus dated August 19, 2021 (Registration No. 333-258640) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus Supplement and the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We previously entered into a Distribution Agreement with Leerink Partners LLC (“Leerink Partners”) and Raymond James & Associates, Inc. (“Raymond James”), dated August 9, 2021 (the “Distribution Agreement”), relating to the issuance and sale of shares of our common stock, par value $0.00005 per share, offered pursuant to the ATM Prospectus Supplement and the Prospectus. On April 2, 2024, we entered into Amendment No. 1 to the Distribution Agreement (“Amendment No. 1”) pursuant to which Leerink Partners ceased to be an agent. Accordingly, this Prospectus Supplement is being filed to reflect the amendment of the Distribution Agreement and each reference in the ATM Prospectus Supplement and the Prospectus to the term “Agent” or “Agents” is hereby amended to refer only to Raymond James. In addition, the list of agents on the front cover and back covers of the ATM Prospectus Supplement and the Prospectus is hereby amended and restated to list only Raymond James.

On April 1, 2024, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we became subject to the offering limits in General Instruction I.B.6 of Form S-3.  As of the date of this Prospectus Supplement, the aggregate market value of our outstanding common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $43,167,072, which was calculated based on 65,404,656 shares of our outstanding common stock held by non-affiliates as of March 27, 2024 and a price of $0.66 per share, the closing price of our common stock on March 26, 2024, which is within 60 days of the date of this Prospectus Supplement. As of the date of this Prospectus Supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the period of 12 calendar months immediately prior to, and including, the date of this Prospectus Supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding more than one-third of our public float (as defined by General Instruction I.B.6) in any 12 calendar month period so long as our public float remains below $75.0 million.

We are filing this Prospectus Supplement to amend the information in the ATM Prospectus Supplement and the Prospectus to update the amount of shares of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Distribution Agreement, as amended by Amendment No. 1. As a result of the limitations set forth in General Instruction I.B.6 of Form S-3, we may offer and sell shares of our common stock having an aggregate offering price of up to $14,389,024 from time to time pursuant to the ATM Prospectus Supplement and the Prospectus, as amended and supplemented by this Prospectus Supplement, through the Agent in accordance with the terms of the Distribution Agreement, as amended by Amendment No. 1. If our public float increases above $75.0 million, such that we may sell additional amounts under the Distribution Agreement, as amended by Amendment No. 1, the Prospectus, and the ATM Prospectus Supplement, we will no longer be subject to the offering limits in General Instruction I.B.6 of Form S-3.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BCLI.” On April 1, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.74 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-5 of the ATM Prospectus Supplement and under similar headings in the other documents that are incorporated by reference therein, including specifically under “Item 1A. Risk Factors” and elsewhere in in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement, the ATM Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Raymond James

The date of this prospectus supplement is April 2, 2024.